Exhibit 18

August 1, 2014

To the Board of Directors
Westell Technologies, Inc.
Aurora, Illinois

Ladies and Gentlemen:
Note 1 of the Notes to Consolidated Financial Statements of Westell Technologies, Inc. included in its Form 10-Q for the period ended June 30, 2014 describes a change in the method of accounting for shipping and handling costs from sales and marketing expenses to cost of revenue. There are no authoritative criteria for determining a ‘preferable’ method of accounting of shipping and handling costs based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent March 31, 2014, and therefore we do not express any opinion on any financial statements of Westell Technologies, Inc. subsequent to that date.

Very truly yours,
/s/ Ernst & Young LLP
Chicago, Illinois